Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) July 16, 2010

CITIGROUP REPORTS SECOND QUARTER 2010 NET INCOME OF $2.7 BILLION;
$0.09 PER DILUTED SHARE

FIRST HALF 2010 NET INCOME OF $7.1 BILLION

SECOND QUARTER 2010 REVENUES OF $22.1 BILLION AND EXPENSES OF $11.9 BILLION

NET CREDIT LOSSES OF $8.0 BILLION DECLINED FOR THE FOURTH CONSECUTIVE QUARTER

TIER 1 CAPITAL RATIO OF 12.0%; TIER 1 COMMON RATIO(1) OF 9.7%

TIER 1 COMMON OF $99.5 BILLION AND ALLOWANCE FOR LOAN LOSSES OF $46.2 BILLION

CITICORP REVENUES OF $16.5 BILLION, NET INCOME OF $3.8 BILLION

CITI HOLDINGS REVENUES OF $4.9 BILLION, NET LOSS OF $1.2 BILLION

New York, July 16, 2010 — Citigroup Inc. today reported second quarter 2010 net income of $2.7 billion or $0.09 per diluted share, on revenues of $22.1 billion, marking a second consecutive profitable quarter.  Citigroup earned $7.1 billion of net income in the first six months of 2010.

Revenues declined $3.4 billion and net income was down $1.7 billion from the first quarter of 2010, largely as a result of lower Securities and Banking and Special Asset Pool revenues.  Other core businesses showed consistent strength, including Transaction Services with $929 million in net income and sequential revenue growth across all international regions.

Provisions for credit losses and for benefits and claims declined $2.0 billion sequentially to $6.7 billion, the lowest level since the third quarter of 2007, reflecting continued improvement in credit quality.  This helped increase Regional Consumer Banking’s net income by 16% sequentially to $1.2 billion.

Although Citigroup maintained expense discipline, expenses were up 3% sequentially, reflecting the impact of the U.K. bonus tax.

(1)  Tier 1 Common and related ratios, as used throughout this release, are non-GAAP financial measures.  See Appendix B for additional information on these metrics.

“I am pleased that we have produced solid operating results for the second consecutive quarter,” said Vikram Pandit, Chief Executive Officer of Citi.  “We continue to execute our strategy of serving clients with our unique global footprint in both the developed and emerging markets.  Most importantly, Citi’s quarter-million people around the world are working tirelessly for our clients and shareholders.

“While the market environment lowered revenues in Securities and Banking, credit improved for the fourth consecutive quarter.  We saw growth internationally, particularly in Transaction Services and Regional Consumer Banking in Latin America and Asia.  We continue to reduce the size of Citi Holdings, and it now makes up less than a quarter of Citigroup’s balance sheet,” added Mr. Pandit.

Citigroup has been focusing on its core businesses in Citicorp — Securities and Banking, Transaction Services and Regional Consumer Banking — while continuing to divest non-core businesses in Citi Holdings.  In the second quarter of 2010, Citicorp earned $3.8 billion while Citi Holdings had a loss of $1.2 billion.  Citi Holdings reduced its assets by $38 billion in the second quarter and by a total of $362 billion since the peak in the first quarter of 2008, for a 44% reduction.  Citi Holdings now represents less than 25% of Citigroup’s assets compared to 38% at its peak.

Citigroup continues to increase its financial strength and is one of the best capitalized banks in the world, as indicated by $122.9 billion in Tier 1 Capital and a Tier 1 Common ratio of 9.7%.  In addition, it has common equity of $154.5 billion and $46.2 billion in loan loss reserves.

“Although economic conditions remain challenging and global regulatory frameworks are uncertain, we believe these results demonstrate that the difficult decisions made by our management team have put in place all the elements for sustained profitability,” concluded Mr. Pandit.

KEY ITEMS:

•                  Citigroup revenues were $22.1 billion, down $3.4 billion sequentially, on lower Securities and Banking and Special Asset Pool revenues.

•                  Citigroup expenses increased $348 million, or 3%, sequentially to $11.9 billion, primarily driven by the U.K. bonus tax of $404 million, most of which was recorded in Securities and Banking, as well the impact of continued investments in Citicorp businesses, partially offset by expense reduction in Citi Holdings.

•                  Citigroup net credit losses declined $422 million, or 5%, sequentially to $8.0 billion, reflecting improvement across most consumer portfolios.  Net credit losses have declined for four consecutive quarters since reaching $11.5 billion in the second quarter of 2009.(2)

•                  Citigroup recorded a net release of reserves for loan losses and unfunded lending commitments of $1.5 billion in the second quarter of 2010, versus a $53 million net reserve release in the prior quarter.  The reserve release in the quarter consisted of $827 million for consumer loans and $683 million for corporate loans and unfunded lending commitments.

•                  Citigroup’s total allowance for loan losses was $46.2 billion, or 6.72% of loans, down from $48.7 billion, or 6.80% of loans in the first quarter of 2010.

•                  Citigroup’s allowance for consumer loan losses was $39.6 billion, or 7.87% of total consumer loans, which is approximately flat compared to the prior quarter.  Coincident months of coverage on the consumer portfolio increased sequentially to 15.9 months from 15.5 months.

•                  Citigroup’s non-accrual loans declined 13% from $28.6 billion in the prior quarter to $24.8 billion.

•                  Citigroup’s Tier 1 Capital ratio was 12.0% compared to 11.3% in the prior quarter.

•                  Citigroup’s Tier 1 Common ratio was 9.7%, up from 9.1% in the first quarter of 2010.

•                  Book Value per share was $5.33, up from $5.28 in the prior quarter.  Tangible Book Value(3) per share was $4.19, up from $4.09 in the prior quarter.

•                  Citigroup end of period assets declined 3% sequentially to $1.9 trillion at the end of the second quarter.  Citi Holdings end of period assets declined $38 billion sequentially to $465 billion and were down $362 billion from the peak in the first quarter of 2008.  Citigroup average assets were $2.0 trillion, essentially flat to the prior quarter, as growth in Citicorp was offset by declines in Citi Holdings.

•                  Continued support for U.S. economy and consumers. From January 1, 2007 through June 30, 2010, Citi has helped more than 990,000 homeowners in their efforts to avoid potential foreclosure.  Citi also announced a three month foreclosure suspension program in the Gulf of Mexico region to allow eligible borrowers to remain in their homes as Gulf communities respond to the oil spill and its economic repercussions.  As of June 30, 2010, Citi was also helping more than 1.6 million credit card members manage their card debt through a variety of forbearance programs.

(2)  As previously disclosed, effective January 1, 2010, Citigroup adopted SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (SFAS 166) and SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS 167).  As a result, reported and managed basis presentations are equivalent for periods beginning January 1, 2010.  For comparison purposes throughout this release, as applicable, second quarter 2009 revenues, net credit losses, and provisions for credit losses and for benefits and claims are presented on a managed basis.   For additional information, see Citigroup’s Second Quarter 2010 Quarterly Financial Data Supplement filed on Form 8-K with the U.S. Securities and Exchange Commission on July 16, 2010.

(3)  Tangible Book Value is a non-GAAP financial measure.  See Appendix B for additional information on this metric.

CITIGROUP SECOND QUARTER 2010 RESULTS

REVENUES

	REVENUES
				% I/(D)	% I/(D)
(in millions of dollars)	2Q’10	1Q’10	2Q’09(a)	QoQ	YoY
Citicorp
North America	3,693	3,801	3,826	(3)%	(3)%
EMEA	376	405	394	(7)%	(5)%
Latin America	2,118	2,076	1,950	2%	9%
Asia	1,845	1,800	1,675	3%	10%
Regional Consumer Banking	8,032	8,082	7,845	(1)%	2%
North America	2,627	3,553	1,721	(26)%	53%
EMEA	1,762	2,515	2,558	(30)%	(31)%
Latin America	558	607	1,049	(8)%	(47)%
Asia	1,008	1,328	1,373	(24)%	(27)%
Securities and Banking	5,955	8,003	6,701	(26)%	(11)%
North America	636	639	656	(0)%	(3)%
EMEA	848	833	860	2%	(1)%
Latin America	356	344	340	3%	5%
Asia	662	621	627	7%	6%
Transaction Services	2,502	2,437	2,483	3%	1%
Total Citicorp	$16,489	$18,522	$17,029	(11)%	(3)%
Citi Holdings
Brokerage and Asset Management	141	340	12,220	(59)%	(99)%
Local Consumer Lending	4,206	4,670	4,963	(10)%	(15)%
Special Asset Pool	572	1,540	(376)	(63)%	NM
Total Citi Holdings	$4,919	$6,550	$16,807	(25)%	(71)%
Corporate / Other	$663	$349	$(741)	90%	NM

Total Citigroup	$22,071	$25,421	$33,095	(13)%	(33)%

(a) Presented on a managed basis. See footnote 2 above.

Citigroup revenues were $22.1 billion, down $3.4 billion, or 13%, from the first quarter of 2010.

Citicorp revenues were $16.5 billion, down $2.0 billion, or 11%, from the first quarter of 2010, driven by a decline in Securities and Banking.  Outside of North America, Transaction Services revenues increased 4% and Regional Consumer Banking revenues increased 1%.

•                  Regional Consumer Banking (“RCB”) revenues were $8.0 billion, down $50 million, or 1%, sequentially, as declines in North America and EMEA were partially offset by continued growth in Asia and Latin America.  Average loans declined 2% to $218 billion, as growth in Latin America and Asia was offset by declining balances in North America and EMEA.  Average deposits were up 1% to $291 billion, driven by Asia and North America.  International investment sales declined 3% to $23.4 billion.

REVENUES (continued)

•                  North America RCB revenues were $3.7 billion, down $108 million, or 3%, sequentially, driven by a $151 million decrease in Citi-branded card revenues.  The decline in card revenues primarily reflects the impact of The Credit Card Accountability Responsibility and Disclosure (CARD) Act, as well as lower card volumes.  Average card loans decreased 4% to $76.2 billion, mainly due to higher payment rates and fewer accounts, partially offset by a 9% increase in purchase sales.  Retail banking average loans declined 5% to $30.7 billion, largely reflecting a decline in mortgages.  Average deposits increased 1% to $145.5 billion.

•                  EMEA RCB revenues were $376 million, down $29 million, or 7%, sequentially, primarily due to the impact of foreign exchange in the translation of local currency results into U.S. dollars for reporting purposes (“impact of foreign exchange”).  Average loans and deposits declined 9% and 8%, respectively, also reflecting the impact of foreign exchange.

•                  Latin America RCB revenues were $2.1 billion, up $42 million, or 2%, sequentially, driven by higher volumes.  Average card loans were down 1%, as a 1% growth in accounts and a 3% increase in purchase sales were offset by a decline in average loans in Mexico, as this business continues to be repositioned.  Average deposits were up 1% and retail banking average loans grew 5%, mainly driven by Mexico.  Investment sales declined 8%.

•                  Asia RCB revenues were $1.8 billion, up $45 million, or 3%, from the prior quarter, driven by higher lending and cards revenues.  Average card loans declined 1%, as a 3% increase in purchase sales was offset by a decline in loans in India, as this business continues to be repositioned.  Average deposits were up 1%, investment sales were up 8%, and retail banking average loans increased 2%.

•                  Securities and Banking revenues were $6.0 billion, down $2.0 billion, or 26%, sequentially, driven by lower Fixed Income Markets, Equity Markets, and Investment Banking revenues.

•                  Fixed Income Markets revenues were $3.7 billion ($3.5 billion excluding CVA(4)), compared to $5.4 billion ($5.1 billion excluding CVA) in the prior quarter.  The majority of the decline was from weaker results in Credit Products and Securitized Products, which reflected a difficult market environment.  Revenues from Rates and Currencies also declined in the quarter with relative strength in Foreign Exchange offset by lower results in Rates Trading.

•                  Equity Markets revenues were $652 million ($620 million excluding CVA), compared to $1.2 billion ($1.2 billion excluding CVA) in the prior quarter.  The 49% decline in revenues excluding CVA was driven by lower results in Derivatives, reflecting lower market and client volumes, and increased volatility.

•                  Investment banking revenues were $674 million, down $383 million, or 36%, from the prior quarter, as client market activity levels were lower.  Debt underwriting revenues of $429 million were down 32%, and equity underwriting revenues of $157 million were down 30%, reflecting lower overall issuance volumes.  Advisory revenues were $88 million, down 56%, due to fewer completed deals, as a number of anticipated closings were moved out of the current quarter.

(4)  See Appendix A for quarterly CVA amounts.

REVENUES (continued)

•                  Private Bank revenues were $512 million, up $18 million, or 4%, sequentially, driven by deposit repricing.

•                  Lending revenues were $522 million, more than double the $243 million from the first quarter of 2010.  The revenue improvement was primarily due to gains on credit default swap hedges, compared to losses in the prior quarter.

•                  Transaction Services revenues were $2.5 billion, up $65 million, or 3%, sequentially, with growth across all international regions.  Securities and Fund Services revenues of $697 million were up 6%, and Treasury and Trade Solutions revenues of $1.8 billion were up 1%.  Average deposits and other customer liabilities of $320 billion were flat compared to the prior quarter, with underlying business growth offset by the impact of foreign exchange.  Assets under custody declined 4% to $11.3 trillion, driven by the decline in global markets.

Citi Holdings revenues were $4.9 billion, down $1.6 billion, or 25%, from the prior quarter.

•                  Special Asset Pool revenues declined $968 million sequentially to $572 million, driven by lower positive net revenue marks as gains in sub-prime related direct exposures were partially offset by a lower positive Monoline CVA (see Appendix A).  Additionally, in response to recent changes to SFAS 133, Citi reclassified $11.4 billion of securities (including $4.1 billion of Auction Rate Securities) in the Special Asset Pool from held-to-maturity to fair value at the end of the quarter.  This resulted in a $176 million charge to revenues, $70 million of which was included in the net revenue marks.

•                  Local Consumer Lending revenues were $4.2 billion, down $464 million, or 10%, sequentially, driven by the addition of $347 million of mortgage repurchase reserves related to North America residential real estate, lower volumes in cards, and the absence of Primerica.

•                  Brokerage and Asset Management revenues were $141 million, down $199 million, or 59%, mainly due to the absence of gains on business dispositions recorded in the prior quarter.

Corporate/Other revenues were $663 million, up $314 million, or 90%, from the prior quarter, mainly driven by hedging activities.

EXPENSES

Citigroup expenses were $11.9 billion, up $348 million, or 3%, from the prior quarter, and included $404 million from the U.K. bonus tax.

Citicorp expenses were $9.1 billion, up $605 million, or 7%, from the prior quarter.  Excluding the approximately $400 million U.K. bonus tax in Citicorp, most of which was recorded in Securities and Banking, expenses were up 3%, reflecting continued selective investments in Asia and Latin America.

Citi Holdings expenses were $2.4 billion, down $150 million, or 6%, from the prior quarter, reflecting continued expense discipline and the absence of Primerica.

CREDIT

	CREDIT
				I/(D)	I/(D)
(in millions of dollars)	2Q’10	1Q’10	2Q’09(a)	QoQ $	YoY $
Net Credit Losses
North America	2,126	2,157	2,144	(31)	(18)
EMEA	85	97	121	(12)	(36)
Latin America	457	509	610	(52)	(153)
Asia	254	277	368	(23)	(114)
Total Net Credit Losses	2,922	3,040	3,243	(118)	(321)
Loan Loss Reserves
North America	(9)	4	149	(13)	(158)
EMEA	(50)	(10)	158	(40)	(208)
Latin America	(241)	(136)	156	(105)	(397)
Asia	(112)	(38)	156	(74)	(268)
Total Loan Loss Reserves(b)	(412)	(180)	619	(232)	(1,031)
Regional Consumer Banking	2,510	2,860	3,862	(350)	(1,352)
Net Credit Losses	43	102	169	(59)	(126)
Loan Loss Reserves(b)	(253)	(187)	695	(66)	(948)
Institutional Clients Group	(210)	(85)	864	(125)	(1,074)
Citicorp
Net Credit Losses	2,965	3,142	3,412	(177)	(447)
Loan Loss Reserves(b)	(665)	(367)	1,314	(298)	(1,979)
Total Citicorp	$2,300	$2,775	$4,726	$(475)	$(2,426)
Net Credit Losses	1	11	—	(10)	1
Loan Loss Reserves(b)	(9)	(7)	3	(2)	(12)
Brokerage and Asset Management	(8)	4	3	(12)	(11)
Net Credit Losses	4,535	4,938	6,422	(403)	(1,887)
Loan Loss Reserves	(421)	386	2,784	(807)	(3,205)
Local Consumer Lending	4,114	5,324	9,206	(1,210)	(5,092)
Net Credit Losses	462	292	1,637	170	(1,175)
Loan Loss Reserves(b)	(415)	(65)	(90)	(350)	(325)
Special Asset Pool	47	227	1,547	(180)	(1,500)
Citi Holdings
Net Credit Losses	4,998	5,241	8,059	(243)	(3,061)
Loan Loss Reserves(b)	(845)	314	2,697	(1,159)	(3,542)
Total Citi Holdings	$4,153	$5,555	$10,756	$(1,402)	$(6,603)
Corporate / Other	3	3	1	—	2
Citigroup
Net Credit Losses	7,962	8,384	11,470	(422)	(3,508)
Loan Loss Reserves(b)	(1,510)	(53)	4,013	(1,457)	(5,523)
Policyholder Benefits and Claims	213	287	308	(74)	(95)
Total Citigroup	$6,665	$8,618	$15,791	$(1,953)	$(9,126)

(a) Presented on a managed basis. See footnote 2 above.

(b) Includes provision for unfunded lending commitments.

CREDIT (continued)

Citigroup total provisions for credit losses and for benefits and claims of $6.7 billion declined $2.0 billion, or 23%, sequentially, to the lowest level since the third quarter of 2007.

•                  Net credit losses of $8.0 billion were down $422 million, or 5%.  Consumer net credit losses declined $530 million, or 7%, to $7.5 billion, reflecting improvement across most portfolios.  Corporate net credit losses increased $108 million, or 30%, to $472 million.

•                  The net reserve release for loan losses and unfunded lending commitments was $1.5 billion, compared to $53 million in the prior quarter.  The reserve release in the quarter consisted of $827 million for consumer loans and $683 million for corporate loans and unfunded lending commitments.

•                  The net consumer reserve release was mainly driven by Retail Partner Cards in Citi Holdings, and Latin America and Asia Regional Consumer Banking in Citicorp.  The reserve release compares to a net build of $224 million in the prior quarter.

•                  The net corporate reserve release was more than double that of the prior quarter, up $406 million, and reflected the release of reserves that had been previously established for specific loans and offset charge-offs taken in the quarter.  The net loan loss reserve release also reflected releases for the overall portfolio, as corporate credit trends generally continued to improve.

•                  Citigroup’s total allowance for loan losses was $46.2 billion at quarter-end, or 6.72% of total loans, down from $48.7 billion, or 6.80%, in the prior quarter.

•                  The consumer allowance for loan losses was $39.6 billion at quarter-end, or 7.87% of total consumer loans.  Coincident months of coverage on the consumer portfolio increased sequentially from 15.5 to 15.9 months.

Citicorp credit costs of $2.3 billion were down $492 million, or 17%, from the prior quarter, and included net credit losses of $3.0 billion and a $665 million net reserve release for loan losses and unfunded lending commitments.  The decline in credit costs reflected continued improvement in corporate credit and key consumer markets, particularly Mexico and India cards.

•                  North America RCB net credit losses were $2.1 billion, down $31 million, or 1%, mainly driven by an improvement in cards.  In Citi-branded cards, 30-89 and 90+ days past due delinquencies declined 15% and 8%, respectively.  The $9 million net loan loss reserve release in the quarter in retail banking compared to a $4 million net build in the prior quarter.

•                  EMEA RCB net credit losses were $85 million, down $12 million, or 12%.  The $50 million net loan loss reserve release in the quarter was $40 million higher than the prior quarter’s release.

•                  Latin America RCB net credit losses were $457 million, down $52 million, or 10%.  The $241 million net loan loss reserve release in the quarter was $105 million higher than the prior quarter’s release.  The decline in credit costs was mainly driven by improvement in Mexico cards.

CREDIT (continued)

•                  Asia RCB net credit losses were $254 million, down $23 million, or 8%.  The $112 million net loan loss reserve release in the quarter was $74 million higher than the prior quarter’s release.  The decline in credit costs was mainly driven by India cards.

•                  Securities and Banking net credit losses were $42 million, down $59 million, or 58% sequentially.  The $218 million net reserve release for loan losses and unfunded lending commitments in the quarter was $49 million higher than the prior quarter’s release.

•                  Transaction Services net credit losses were $1 million, flat compared to the prior quarter.  The $35 million net loan loss reserve release in the quarter was $17 million higher than the prior quarter’s release.

Citi Holdings credit costs were $4.3 billion, which included $5.0 billion of net credit losses, a net reserve release for loan losses and unfunded lending commitments of $845 million, and a $185 million provision for policyholder benefits and claims.  Net credit losses declined 5% sequentially, and the net reserve release compared to a $314 million net build in the prior quarter.

•                  Net credit losses in Local Consumer Lending declined $403 million, or 8%, sequentially to $4.5 billion, mainly driven by Retail Partner Cards, North America residential real estate and international loans.

                        Net credit losses in Retail Partner Cards were $1.8 billion, down $157 million, or 8%, sequentially, reflecting lower balances and loss mitigation efforts.  Delinquencies, both 30-89 and 90+ days past due, improved from the prior quarter, down 9% and 16%, respectively.

                        Net credit losses in North America residential real estate lending were $1.5 billion, down $149 million, or 9%, reflecting lower delinquencies, driven by asset sales and modification programs.

                        International net credit losses declined $117 million, or 19%, sequentially to $495 million, as credit costs continued to improve across all countries in the portfolio.

•                  The net loan loss reserve release in Local Consumer Lending was $421 million, compared to a $386 million net build in the prior quarter.  The net reserve release was mainly driven by Retail Partner Cards, reflecting a decline in loan balances.  The net loan loss reserve release was partially offset by a net build for North America residential real estate loans that were sold or reclassified to held-for-sale during the quarter.

•                  Special Asset Pool had net credit losses of $462 million, up $170 million, or 58%, from the prior quarter, principally from loans to specific counterparties for which reserves had previously been established and were then released in the quarter.  The net release for loan losses and unfunded lending commitments of $415 million also reflected continued improvement in credit trends in the corporate loan portfolio.

TAXES

The effective tax rate on continuing operations was 23%, reflecting taxable earnings in lower tax rate jurisdictions, as well as tax advantaged earnings.

NET INCOME

	NET INCOME
				% I/(D)	%I/(D)
(in millions of dollars)	2Q’10	1Q’10	2Q’09	QoQ	YoY
Citicorp
Regional Consumer Banking	1,177	1,019	424	16%	NM
Securities and Banking	1,670	3,185	1,838	(48)%	(9)%
Transaction Services	929	936	971	(1)%	(4)%
Total Citicorp	$3,776	$5,140	$3,233	(27)%	17%
Citi Holdings
Brokerage and Asset Management	(95)	86	6,769	NM	NM
Local Consumer Lending	(1,237)	(1,838)	(4,352)	33%	72%
Special Asset Pool	127	865	(1,198)	(85)%	NM
Total Citi Holdings	$(1,205)	$(887)	$1,219	(36)%	NM
Corporate / Other and Discontinued Operations	$126	$175	$(173)	(28)%	NM
Total Citigroup	$2,697	$4,428	$4,279	(39)%	(37)%
Income Available to Common Shareholders	2,697	4,428	3,000	(39)%	(10)%
Diluted EPS from Continuing Operations	$0.09	$0.14	$0.51	(36)%	(82)%
Diluted EPS from Net Income	$0.09	$0.15	$0.49	(40)%	(82)%

Citigroup net income was $2.7 billion, down $1.7 billion, or 39%, from the prior quarter.

Citicorp net income of $3.8 billion was $1.4 billion, or 27%, lower than the prior quarter, driven by lower revenues in Securities and Banking and higher expenses, partially offset by a decline in credit costs.

•                  Regional Consumer Banking net income of $1.2 billion was up $158 million, or 16%, sequentially, driven by Latin America, mainly due to improving credit trends.

•                  Securities and Banking net income of $1.7 billion was down $1.5 billion, or 48%, from the prior quarter, driven by North America and EMEA.  The net income decline reflected lower revenues and higher expenses, partially offset by a decline in credit costs.

•                  Transaction Services net income of $929 million was down $7 million, or 1%, sequentially, due to higher taxes.  Growth in revenues and lower credit costs were partially offset by higher expenses, resulting in a $63 million, or 5%, increase in earnings before taxes.

Citi Holdings net loss was $1.2 billion, compared to a net loss of $887 million in the prior quarter.  The decline in revenues was offset by continued improvement in expenses and credit costs.  The sequential decline in net income was mainly due to lower benefits for income taxes in the current quarter.

Corporate/Other net income of $126 million, net of discontinued operations, was down $49 million, or 28%, from the prior quarter.

BALANCE SHEET

•                  Citigroup assets were $1.9 trillion at quarter end, down 3% sequentially.

•                  Cash and deposits with banks were $185 billion, or 9.6% of total assets, compared to $189 billion, or 9.4% of total assets in the prior quarter.

•                  Citi Holdings assets declined $38 billion sequentially to $465 billion and were down $362 billion, or 44%, from the peak in the first quarter of 2008.

•                  Citigroup deposits were $814 billion, down 2% sequentially.

•                  Citigroup’s net interest margin was 3.15%, down from 3.32% in the first quarter of 2010, mainly reflecting continued de-risking of the loan portfolios.

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/fin.  A replay of the webcast will be available at http://www.citigroup.com/citi/fin/pres.htm.  Dial-in numbers for the conference call are as follows: (877) 700-4194 in the U.S.; (706) 679-8401 outside of the U.S.  The conference code for both numbers is 78856010.

Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citigroup’s website at www.citigroup.com or www.citi.com.

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the U.S. Securities and Exchange Commission.

Contacts:

Press:	Stephen Cohen:	(212) 793-0181	Equity Investors:	John Andrews	(212) 559-2718
	Jon Diat:	(212) 793-5462	Fixed Income Investors: Ilene Fiszel Bieler		(212) 559-5091

CITIGROUP INCOME STATEMENT

(in millions of dollars)	2Q’10	1Q’10	2Q’09
Managed Revenues(a)	$22,071	$25,421	$33,095
Managed Net Credit Losses(a)	$7,962	$8,384	$11,470
Provision for credit losses and for benefits/claims including managed NCL(a)	$6,665	$8,618	$15,791
Revenues
Net interest revenue	14,039	14,561	12,829
Non-interest revenue	8,032	10,860	17,140
Total revenues, net of interest expense	$22,071	$25,421	$29,969
Provisions for credit losses and for benefits and claims
Net Credit Losses	7,962	8,384	8,355
Net build (release)	(1,439)	(18)	3,878
Provision for loan losses	6,523	8,366	12,233
Policyholder benefits and claims	213	287	308
Provision for unfunded lending commitments	(71)	(35)	135
Total provisions for credit losses and for benefits and claims	$6,665	$8,618	$12,676
Operating Expenses	$11,866	$11,518	$11,999
Income (loss) from continuing operations before taxes	$3,540	$5,285	$5,294
Provision (benefit) for income taxes	812	1,036	907
Income (loss) from continuing operations	$2,728	$4,249	$4,387
Net income (loss) from discontinued operations	(3)	211	(142)
Net income (loss) attributable to non-controlling interests	28	32	(34)
Citigroup Net Income (Loss)	$2,697	$4,428	$4,279

Tier 1 Capital Ratio	12.0%	11.28%	12.74%
Tier 1 Common Ratio	9.7%	9.11%	2.75%
Return on Common Equity	7.0%	12.0%	14.8%
Book Value per Share	$5.33	$5.28	$14.16
Tangible Book Value per Share	$4.19	$4.09	$7.26

GAAP Revenues	$22,071	$25,421	$29,969
Net impact of credit card securitization activity	—	—	3,126
Managed Revenues	$22,071	$25,421	$33,095
GAAP Net Credit Losses	$7,962	$8,384	$8,355
Net impact of credit card securitization activity	—	—	3,115
Managed Net Credit Losses	$7,962	$8,384	$11,470
Total provisions for credit losses and for benefits and claims	$6,665	$8,618	$12,676
Net impact of credit card securitization activity	—	—	3,115
Provision for credit losses and for benefits/claims including managed NCL	$6,665	$8,618	$15,791

(a) Presented on a managed basis. See footnote 2 above.

CITIGROUP RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	2Q’10	1Q’10	2Q’09(a)	2Q’10	1Q’10	2Q’09
North America
Regional Consumer Banking	3,693	3,801	3,826	62	22	139
Securities and Banking	2,627	3,553	1,721	839	1,424	(32)
Transaction Services	636	639	656	166	159	181
Total North America	$6,956	$7,993	$6,203	$1,067	$1,605	$288

EMEA
Regional Consumer Banking	376	405	394	50	27	(110)
Securities and Banking	1,762	2,515	2,558	355	1,032	746
Transaction Services	848	833	860	318	306	350
Total EMEA	$2,986	$3,753	$3,812	$723	$1,365	$986

Latin America
Regional Consumer Banking	2,118	2,076	1,950	491	389	116
Securities and Banking	558	607	1,049	197	272	527
Transaction Services	356	344	340	153	157	150
Total Latin America	$3,032	$3,027	$3,339	$841	$818	$793

Asia
Regional Consumer Banking	1,845	1,800	1,675	574	576	279
Securities and Banking	1,008	1,328	1,373	294	478	597
Transaction Services	662	621	627	297	319	293
Total Asia	$3,515	$3,749	$3,675	$1,165	$1,373	$1,169
Citicorp	$16,489	$18,522	$17,029	$3,796	$5,161	$3,236
Citi Holdings	$4,919	$6,550	$16,807	$(1,197)	$(876)	$1,182
Corporate / Other	$663	$349	$(741)	$129	$(36)	$(31)
Citigroup	$22,071	$25,421	$33,095	$2,728	$4,249	$4,387

(a) Presented on a managed basis. See footnote 2 above.

APPENDIX A

CITICORP — SECURITIES AND BANKING CVA

(In millions of dollars)	2Q’10	1Q’10	2Q’09
CVA on Citi Liabilities at Fair Value Option	447	(1)	(1,452)
Derivatives CVA (1)	(193)	287	515
Total CVA	$255	$285	$(937)

(1) Net of hedges.  Includes Private Bank.

CITI HOLDINGS — SPECIAL ASSET POOL NET REVENUE MARKS

CITI HOLDINGS - SAP

(In millions of dollars)	2Q’10	1Q’10	2Q’09
Mark-to-market on sub-prime related direct exposures (1)	1,046	804	613
Monoline Credit Value Adjustment (CVA)	35	398	157
Mark-to-market on highly leveraged finance commitments (2)	—	(1)	(237)
Mark-to-market on Alt-A mortgages (3)	(163)	(164)	(390)
Mark to market on ARS (4)	(8)	—	—
Mark-to-market on CRE (3)	(174)	(58)	(213)
MTM on SIVs	(123)	(24)	50
CVA on Citi Liabilities at Fair Value Option	8	(4)	(156)
Derivatives CVA(5)	(54)	27	219
PE & Equity Investments	31	(12)	(73)
Total Revenue Marks	599	966	(31)
Non-credit Accretion (6)	383	395	501
Net Revenue Marks	$982	$1,361	$470

(1) Net of impact from hedges against direct subprime ABS CDO super senior positions.  (2) Net of underwriting fees.  (3) Net of hedges.  (4) Excludes write-downs of $3 million in 2Q’09, $7 million in 1Q’10, and $2 million in 2Q’10 arising from the ARS buybacks.  (5) CVA net of hedges.  (6) Booked in the net interest revenue line.

Totals may not sum due to rounding.

APPENDIX B

NON-GAAP FINANCIAL MEASURES

Preliminary June 30,
(millions of dollars, except ratios)	2010
Citigroup Common Stockholders’ Equity	$154,494
Less: Net unrealized losses on securities available-for-sale, net of tax	(2,259)
Less: Accumulated net losses on cash flow hedges, net of tax	(3,184)
Less: Pension liability adjustment, net of tax	(3,465)
Less: Cumulative effect included in fair value of financial liabilities attributable to the change in own credit worthiness, net of tax	973
Less: Disallowed deferred tax assets	31,545
Less: Intangible assets:
Goodwill	25,213
Other disallowed intangible assets	5,393
Less: Other	776
Total Tier 1 Common	$99,502
Qualifying perpetual preferred stock	312
Qualifying mandatorily redeemable securities of subsidiary trusts	20,091
Qualifying non-controlling interests	1,077
Other Qualifying Tier 1 Capital	1,875
Total Tier 1 Capital	$122,857

Risk-Weighted Assets under Federal Reserve Board Capital Regulatory Guidelines (RWA)	$1,024,980
Tier 1 Capital Ratio (Total Tier 1 Capital / RWA)	12.0%
Tier 1 Common Ratio (Total Tier 1 Common / RWA)	9.7%

Preliminary
June 30,
(millions of dollars, except ratios)	2010
Citigroup’s Total Stockholders’ Equity	$154,806
Less: Preferred Stock	312
Common Stockholders’ Equity	154,494
Less:
Goodwill - as reported	25,201
Goodwill - recorded as Assets Held for Sale	12
Intangible Assets (other than MSR’s) - as reported	7,868
Intangible Assets (other than MSR’s) - recorded as Assets Held For Sale	54
Net Deferred Taxes Related to Goodwill and Intangible Assets	62
Tangible Common Equity (TCE)	$121,297

Common Shares Outstanding at Quarter-end	28,975.4

Tangible Book Value Per Share	$4.19
(Tangible Common Equity / Common Shares Outstanding)